FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number:               3235-0287
     continue. See Instruction 1(b)         Expires:         September 30, 1998
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*

     Wetzler                         Gerald                          M.
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     (Last)                          (First)                      (Middle)

     300 Park Avenue, 17th Floor
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                                    (Street)

     New York                      New York                       10022
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

   American Film Technologies, Inc.
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    January 1997                       |
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 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        [  X  ]  Director                    [  X  ]  10% Owner

        [  X  ]  Officer                     [    ]  Other (specify below)
                (give title below)

        Chairman and Chief Executive Officer
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 7. Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---
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

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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
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1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 and 5)
                                  |                           |                         |
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                                  |                           |     Code    |     V     |      Amount    |   (A) or|     Price
                                  |                           |             |           |                |   (D)   |
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  Common Stock                    |      1/2/97               |      S      |           |      40,000    |    D    |     $0.35
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  Common Stock                    |      1/3/97               |      S      |           |      60,000    |    D    |     $0.35
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  Common Stock                    |      1/6/97               |      S      |           |       5,000    |    D    |     $0.34
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  Common Stock                    |      1/6/97               |      S      |           |       5,000    |    D    |     $0.35
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  Common Stock                    |      1/8/97               |      S      |           |      30,000    |    D    |     $0.35
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  Common Stock                    |      1/8/97               |      S      |           |      30,000    |    D    |     $0.34
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  Common Stock                    |      1/9/97               |      S      |           |      50,000    |    D    |     $0.33
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  Common Stock                    |      1/9/97               |      S      |           |      20,000    |    D    |     $0.34
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  Common Stock                    |      1/10/97              |      S      |           |       5,000    |    D    |     $0.33
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  Common Stock                    |      1/13/97              |      S      |           |      20,000    |    D    |     $0.31
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  Common Stock                    |      1/13/97              |      S      |           |      10,000    |    D    |     $0.30
===================================================================================================================================

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1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Month           |    Indirect (I)         |
                                 |    (Instr. 3 & 4)         |    (Instr. 4)           |
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                                 |                           |         D               |
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                                 |                           |         D               |
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                                 |                           |         D               |
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                                 |                           |         D               |
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                                 |                           |         D               |
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                                 |                           |         D               |
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                                 |                           |         D               |
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                                 |                           |         D               |
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                                 |                           |         D               |
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                                 |                           |         D               |
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                                 |    10,193,000             |         D               |
===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person,
see Instruction 4(b)(v).                                              (Over)
                                                              SEC 1474 (3/91)

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
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                                 |                           |                         |  Code  |   V   |     (A)     |    (D)
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Employee Stock Option            |          $0.07            |         1/3/97          |   A    |   V   |      A      |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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                                 |    1/3/97     | 1/3/2000     | Common Stock   |   10,000,000        |      $200,000
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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                                 |       40,000,000*            |                D                     |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
===================================================================================================================================




Explanation of Responses:

* This calculation takes into account Mr. Wetzler's existing option to purchase Ten Million (10,000,000) shares of authorized but unissued preferred stock, which option shall automatically convert to an option to purchase Twenty Million (20,000,000) shares of common stock upon the authorization of additional shares of common stock at the Company's 1996 Annual Meeting of Stockholders, to be held on February 26, 1997.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   /s/ Gerald M. Wetzler                                          1/31/97
------------------------------------                       -------------------
  **Signature of Reporting Person                                  Date